Exhibit 99.1

COLLEGIATE FUNDING SERVICES, INC. REPORTS
FIRST QUARTER NET REVENUE GROWTH OF 36 PERCENT;
CONTINUED STRONG GROWTH IN PRIVATE LOAN ORIGINATIONS

FREDERICKSBURG, Va., April 28, 2005 – Collegiate Funding Services, Inc. (Nasdaq: CFSI) today reported that net income for the first quarter ended March 31, 2005, rose to $7.9 million, or 24 cents per diluted share, compared with net income of $1.2 million, or 5 cents per diluted share, for the first quarter of 2004.

“Our role as a leading provider of education finance loans has enabled us to build a diversified income stream that includes additional fee income from loan originations and sales as well as increased net interest income from a high-quality loan portfolio,” said J. Barry Morrow, chief executive officer and president of Collegiate Funding Services, Inc. “The first quarter results reflect the diversity of our income stream and the strong growth in our private education loan volume, especially in-school originations, which more than doubled.”

First Quarter Results
Net income. The sharp increase in net income for the 2005 first quarter reflects a strong net revenue increase that was driven primarily by higher fee income. The major components of Collegiate Funding Services’ net revenue are net interest income generated by its growing federally guaranteed student loan portfolio and fee income produced by loan sales and servicing activities.

Loan Originations. Loan originations totaled $1.0 billion for the first quarter of 2005. The private loan component of the company’s originations rose 78 percent, to $82.0 million for the 2005 first quarter versus $46.0 million in the same period of 2004. The portfolio of federally guaranteed loans totaled $5.1 billion at March 31, 2005, up 9 percent from $4.7 billion at December 31, 2004.

Loans Serviced. The total amount of student loans serviced was $11.5 billion at the end of the 2005 first quarter, a 20 percent increase from $9.6 billion a year earlier.

Partnerships. At the end of the quarter, the company had 1,090 school and affinity partnerships, an increase of 42 since December 31, 2004.

Net Revenue. Net revenue was $47.0 million in the first quarter 2005, rising 36 percent from $34.6 million in the same period of 2004. Contributing to the net revenue growth was a 27 percent increase in net interest income after provision for loan losses, to $16.4 million from $12.9 million in the comparable 2004 period, and a 40 percent increase in fee income to $30.6 million from $21.8 million in the same period a year ago.

Operating Expenses. Operating expenses, which include salaries, marketing and other selling, general and administrative expenses, increased 27 percent to $35.3 million in the first quarter of 2005 from $27.8 million for the same period last year. Expenses related to Youth Media & Marketing Networks, which the company acquired in April 2004, and increased marketing efforts for private loans accounted for the majority of the increase.

Derivatives. The net effect of swap interest and derivative and investment mark-to-market valuations was income of $1.4 million in the 2005 first quarter, versus expense of $1.4 million in the same period a year ago.

Dividend Accretion. The 2005 net income also reflected no charge for the accretion of dividends on preferred stock versus a $2.1 million charge in 2004. The year-over-year difference reflects the payment last year of the liquidation preference of the preferred stock using proceeds of the initial public offering in July 2004.

Conference Call Information
Collegiate Funding Services will conduct a conference call and webcast at 10:30 a.m. Eastern Time today, to discuss these results. Investors may access the company’s webcast on the company’s website at www.cfsloans.com by clicking on “Investor Relations,” or at www.earnings.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by telephone by dialing 800-299-9630 (international callers dial 617-786-2904) and using the passcode 89267901.

A replay of the webcast will be available approximately two hours after the completion of the call and will be accessible on the Company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 73229174.

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services – including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools – to the higher education community. Since 1998, Collegiate Funding Services has facilitated the origination of more than $19 billion in education loans, and currently manages over $11 billion in student loans for more than 445,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “looking forward,” “expects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the company’s operating results, performance, or financial condition are (1) changes in terms, regulations, and laws affecting student loans and the educational credit marketplace, (2) changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or (3) changes in interest rates and in the securitization or secondary markets for education loans. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the Year Ended December 31, 2004. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

Investor Contact:	Media Contact:

Edward Nebb	Jaymie Gustafson
Euro RSCG Magnet	Zeno Group
Tel: (212) 367-6848	Tel: (202) 336-7966
Cell: (203) 807-1266	Cell: (202) 431-9478
ed.nebb@eurorscg.com	jaymie.gustafson@zenogroup.com

# # #

COLLEGIATE FUNDING SERVICES, INC.
(dollars in thousands, except per share data)

Condensed Statements of Income

	For the three months ended
	March 31,
	2005	2004
	(unaudited)
Net revenue
Interest income	$54,074	$26,864
Interest expense	37,114	13,078

Net interest income	16,960	13,786
Provision for loan losses	583	927

Net interest income after provision for loan losses	16,377	12,859
Fee income	30,626	21,773

Net revenue	47,003	34,632
Expenses
Salaries and related benefits	16,011	13,981
Marketing and mailing costs	10,560	6,425
Other selling, general and administrative expenses	8,772	7,360
Swap interest (income) expense	(1,121)	1,582
Derivative and investment mark-to-market (income)	(306)	(226)

Total expenses	33,916	29,122

Income before income tax provision and accretion of dividends on preferred stock	13,087	5,510
Income tax provision	5,218	2,204

Income before accretion of dividends	7,869	3,306
Accretion of dividends on preferred stock	—	2,116

Net income	$7,869	$1,190

Earnings per common share, basic	$0.26	$0.06

Earnings per common share, diluted	$0.24	$0.05

Weighted average common shares outstanding, basic	30,645,713	21,071,523

Weighted average common shares outstanding, diluted	32,379,960	22,912,108

Condensed Balance Sheets

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$23,980	$12,925
Restricted cash	156,427	80,128
Student loans, net of allowance of $5,544 and $4,961, respectively	5,111,559	4,659,842
Goodwill	188,729	188,729
Other assets	106,097	101,167

Total assets	$5,586,792	$5,042,791

Liabilities and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$5,313,877	$4,782,670
Other debt obligations, net	14,538	14,486
Other liabilities	58,306	53,923

Total liabilities	5,386,721	4,851,079
Stockholders’ equity	200,071	191,712

Total liabilities and stockholders’ equity	$5,586,792	$5,042,791

Other Data

	For the three months ended
	March 31,
	2005	2004
	(unaudited)
Originations:
FFELP loans retained	$545,120	$601,609
FFELP loans sold	400,264	380,382
Private loans sold	82,034	45,966

Total volume	$1,027,418	$1,027,957

Average student loans	$4,876,745	$3,148,569
Average asset-backed notes and lines of credit	5,055,096	3,283,244
Student loans serviced (at end of period)	11,501,913	9,551,932

Net Portfolio Margin Analysis

     The following table sets forth the net portfolio margin on average student loans and restricted cash for the periods indicated. Net portfolio margin is a non-GAAP financial measure. We define net portfolio margin as being equal to the weighted average yield on our loans and restricted cash after amortization of capitalized origination costs and purchase accounting adjustments, less the weighted average interest expense on the debt we incur to finance our loans. A reconciliation of net portfolio margin to the most comparable financial measurement that has been prepared in accordance with GAAP is provided below. Management believes that net portfolio margin provides investors with information that is useful in evaluating the earnings performance of our loan portfolio.

	Three months ended March 31,
	2005		2004
	(unaudited)
	Dollars	%	Dollars	%
		(dollars in thousands)
Student loan and restricted cash yield	$67,980	5.49%	$35,831	4.44%
DOE rebate(1)	(12,904)	(1.04)	(8,487)	(1.05)
Amortization(2)	(1,332)	(0.11)	(665)	(0.08)

Net student loan and restricted cash yield	53,744	4.34	26,679	3.31
Asset-backed notes and lines of credit	(36,649)	(2.96)	(12,406)	(1.54)

Net portfolio margin	17,095	1.38	14,273	1.77
Floor income	(2,076)	(0.17)	(6,537)	(0.81)

Net portfolio margin net of floor income	$15,019	1.21%	$7,736	0.96%

Average balance of student loans and restricted cash	$5,021,433		$3,245,276

(1)	Reflects the 1.05% per annum rebate fee on FFELP consolidation loans that is paid monthly divided by the average balance of student loans and restricted cash.

(2)	Represents the amortization of capitalized origination costs and purchase accounting adjustments, including the 0.50% fee payable to the DOE on the origination of FFELP loans.

     The following table sets forth, for the periods indicated, information regarding the total amounts and rates of interest income from interest-earning assets and interest expense from interest-bearing liabilities. This table also provides a reconciliation of net portfolio margin to net interest income, which has been prepared using the interest income and interest expense amounts included in the Company’s historical income statements.

	Three months ended March 31,
	2005				2004
	(unaudited)
			Average				Average
		Interest	rate			Interest	rate
	Average	income/	earned/		Average	income/	earned/
	balance	expense	paid		balance	expense	paid
	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$20,762	$330	6.45%		$14,745	$185	5.05%
Restricted cash	139,503	905	2.63		92,122	226	0.99
Student loans	4,881,930	67,075	5.57		3,153,154	35,605	4.54
DOE rebate(1)		(12,904)	(1.07)			(8,487)	(1.08)
Amortization(2)		(1,332)	(0.11)			(665)	(0.08)

Student loans after DOE rebate and amortization	4,881,930	52,839	4.39		3,153,154	26,453	3.38

Total interest-earning assets	$5,042,195	$54,074	4.35%		$3,260,021	$26,864	3.31%

Interest-bearing liabilities:
Asset-backed notes and lines of credit	$5,055,096	$36,649	2.94%		$3,283,244	$12,406	1.52%
Other debt obligations, net	14,512	436	12.18		39,606	639	6.49
Capital lease obligations	1,689	29	6.96		1,871	33	7.09

Total interest-bearing liabilities	$5,071,297	$37,114	2.97		$3,324,721	$13,078	1.58

Net interest income and margin		$16,960	1.36	%(3)		$13,786	1.70	%(3)

Reconciliation to net portfolio margin:
Net interest income		$16,960				$13,786
Less: interest income on cash and cash equivalents		(330)				(185)
Plus: interest expense on other debt obligations, net		436				639
Plus: interest expense on capital lease obligations		29				33

Net portfolio margin		17,095				14,273
Less: floor income		(2,076)				(6,537)

Net portfolio margin net of floor income		$15,019				$7,736

(1)	Reflects the 1.05% per annum rebate fee on FFELP consolidation loans that is paid monthly divided by the average balance of student loans.

(2)	Represents the amortization of capitalized origination costs and purchase accounting adjustments, including the 0.50% fee payable to the DOE on the origination of FFELP loans.

(3)	Net interest margin is net interest income divided by the average total interest-earning assets.